Exhibit 99.2

FOR IMMEDIATE RELEASE

NEXPOINT HOSPITALITY TRUST ANNOUNCES AGREEMENT TO ACQUIRE

CONDOR HOSPITALITY TRUST, INC.

TORONTO, On. / BETHESDA, Md., July 22, 2019 — NexPoint Hospitality Trust (TSXV: NHT.U) (“NHT”) and Condor Hospitality Trust, Inc. (NYSE American: CDOR) (“Condor”) today announced the execution of a definitive agreement (the “Merger Agreement”), under which NHT’s operating partnership, NHT Operating Partnership, LLC (“NHT OP”), will acquire all of the outstanding equity interests of Condor and its operating partnership by merger. The total consideration payable pursuant to the transaction is approximately US$318 million, which will be satisfied by a combination of cash and debt, including the assumption of certain debt.

Transaction Highlights

•	In line with NHT’s growth strategy, NHT will acquire 15 select-service and extended stay hospitality properties, representing 1,908 guestrooms across eight U.S. states (the “Portfolio”).

•	The transaction will expand NHT’s geographic footprint into Georgia, Kansas, Kentucky, Maryland, Mississippi and South Carolina and increase its presence in Florida and Texas.

•	Following closing of the transaction, NHT’s gross asset value is expected to increase to approximately US$700 million.

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The merger consideration of US$11.10 per share to be paid to holders of shares of common stock represents a premium of approximately 34% over Condor’s unaffected share price of US$8.27 as of July 19, 2019, the most recent trading day before the public announcement of the proposal to acquire Condor.

A presentation further detailing the merits of the proposed transaction can be found under “News & Presentations” in the Investor Relations section of NHT’s website (http://www.nexpointhospitality.com).

“We’re excited about NexPoint Hospitality Trust’s strategic merger with Condor Hospitality Trust. The transaction instantly expands NHT’s geographical footprint and balances NHTs strategic value-add portfolio with durable, core, extended-stay hotels.” stated NHT’s Chief Executive Officer, Jim Dondero. “We believe the future for quality extended-stay and select-service hotels remains bright.”

Bill Blackham, Condor’s Chief Executive Officer, commented: “We are pleased with our strategic alternatives process concluding with a transaction we believe is attractive for our shareholders. NHT is acquiring our very high quality portfolio of outperforming select service hotels and Condor shareholders are receiving a liquidity event at an attractive premium to our unaffected share price prior to the transaction announcement.”

Key Transaction Terms

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Completion of the transaction, which is expected to occur in the fourth quarter of 2019, is subject to customary closing conditions, including the approval of Condor’s common and preferred shareholders. There can be no assurances that any such conditions will be satisfied or waived or that the acquisition of the Portfolio will be completed.

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NHT OP has entered into voting agreements with certain shareholders of Condor that hold approximately 53% of the outstanding common shares and 100% of the preferred shares of Condor, pursuant to which, such holders have agreed to vote their shares of Condor in favor of the transaction.

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The transaction is not contingent on receipt of financing. NHT OP has entered into an equity commitment letter with NexPoint Advisors, L.P. (“NexPoint”), pursuant to which NexPoint has agreed to provide equity financing for the purchase price payable under the Merger Agreement (the “Equity Financing”). In addition to the Equity Financing, NHT will assume approximately US$8.65 million of in-place property level mortgage financing and expects to obtain secured financing to finance a portion of the purchase price and refinance certain debt of Condor.

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Upon closing of the transaction, holders of common stock of Condor would receive US$11.10, without interest thereon, per share, holders of 6.25% Series E Preferred Stock of Condor would receive US$10.00 per share and limited partners of Condor’s operating partnership, Condor Hospitality Limited Partnership (“Condor OP”), would receive US$0.21346 per Condor OP partnership interest.

•	The transaction is an arm’s length transaction and no non-arm’s length party of NHT holds any interest in Condor or its assets.

•	NHT expects to maintain its current quarterly dividend of US$0.075 per unit or US$0.300 per unit on an annualized basis.

Advisors

KeyBanc Capital Markets, Inc. is acting as financial advisor to Condor. Winston & Strawn LLP and Goodmans LLP are acting as legal counsel to NHT and McGrath North Mullin & Kratz, PC LLO is acting as legal counsel to Condor.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

About NexPoint Hospitality Trust

NexPoint Hospitality Trust (TSXV: NHT.U) is a publicly traded real estate investment trust focused on acquiring, owning and operating well-located hospitality properties in the United States that offer a high current yield and in many cases, that are underperforming assets with the potential to increase in value through investments in capital improvements, a market-based recovery, brand repositioning, revenue enhancements, operational improvements, reducing expense inefficiencies, and exploiting excess land or underutilized space. NHT owns 11 branded properties sponsored by Marriott, Hilton and InterContinental Hotels Group, located across the U.S., specifically in the Seattle, Portland, Dallas, Nashville and St. Petersburg markets. NHT is externally advised by NexPoint Real Estate Advisors VI, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. For more information, visit www.nexpointhospitality.com.

About Condor Hospitality Trust, Inc.

Condor Hospitality Trust, Inc. (NYSE American: CDOR) is a self-administered real estate investment trust that specializes in the investment and ownership of upper midscale and upscale, premium-branded, select-service, extended-stay, and limited-service hotels in the top 100 Metropolitan Statistical Areas (“MSAs”) with a particular focus on the top 20 to 60 MSAs. Condor currently owns 15 hotels in eight states. Condor’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Marriott, and InterContinental Hotels Group.

Cautionary Statement Regarding Forward-Looking Statements

This news release (including statements about the expected timing, completion and effects of the mergers and the other transactions contemplated by the Merger Agreement) may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “project”, “plan”, the negative version of these words or other similar expressions. Readers are cautioned not to place undue reliance on any such forward-looking statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. They are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. NHT and Condor may not be able to complete the proposed transaction on the terms described herein or other acceptable terms or at all because of a number of factors, including without limitation, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) unknown, underestimated or undisclosed commitments or liabilities; (iii) the inability to complete the proposed transaction due to the failure to obtain the approval of Condor’s shareholders for the proposed transaction or the failure to satisfy the other closing conditions to the proposed transaction; (iv) risks related to disruption of management’s attention from NHT’s and Condor’s ongoing business operations due to the proposed transaction; (v) the effect of the announcement of the proposed transaction on the ability of the parties to retain and hire key personnel, maintain relationships with their franchisors, management companies and suppliers, and maintain their operating results and business generally; (vi) the risk that certain approvals or consents will not be received in a timely manner or that the proposed transaction will not be consummated in a timely manner; (vii) adverse changes in U.S. and non-U.S. governmental laws and regulations; and (viii) the risk of litigation, including shareholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent NHT’s and Condor’s views as of the date on which such statements were made. NHT and Condor anticipate that subsequent events and developments may cause those views to change. These forward-looking statements should not be relied upon as representing NHT’s or Condor’s views as of any date subsequent to the date hereof. NHT and Condor expressly disclaim a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional factors that may affect Condor’s business or financial results are described in the risk factors included in Condor’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Additional Information and Where to Find It

The Merger Agreement will be filed with the SEC within four business days following the execution of the Merger Agreement and can be obtained free of charge from the sources indicated below. The Merger Agreement will also be available under NHT’s issuer profile on the SEDAR website at www.sedar.com within ten days following the date of this press release.

The proposed transaction will be submitted to Condor’s shareholders for their consideration. In connection with the proposed transaction, Condor will file relevant materials with the SEC, including a proxy statement on Schedule 14A. The definitive proxy statement will be mailed to Condor’s shareholders. This communication is not a substitute for the Proxy Statement or for any other document that Condor may file with the SEC and send to Condor’s shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS OF CONDOR ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement (if and when it becomes available), any amendments or supplements thereto and other relevant materials, and any other documents filed by Condor with the SEC through the website maintained by the SEC at http://www.sec.gov. In addition, copies of the documents filed by Condor with the SEC will be available free of charge on Condor’s website at www.condorhospitality.com, or by contacting Condor at Investor Relations by phone at 402-371-2520 or by email at investors@trustcondor.com. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Condor and its directors and certain of its executive officers may be considered “participants” in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Additional information regarding the “participants” in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the preliminary and definitive proxy statements when filed with the SEC and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Information about the directors and executive officers of Condor is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 11, 2019, its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on April 23, 2019 and in subsequent documents filed with the SEC.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

NHT Contact:

Jackie Graham

Investor Relations Manager

NexPoint Hospitality Trust

Tel: 972-419-6213

Fax: 972-628-4147

Condor Contact:

Arinn Cavey

Chief Financial Officer

Tel: 402-371-2520

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